ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

September 20, 2021

General Electric RSP U.S. Equity Fund & General Electric RSP Income Fund

One Iron Street

Boston, Massachusetts 02110

State Street U.S. Core Equity Fund & State Street Income Fund

State Street Institutional Investment Trust

One Iron Street

Boston, Massachusetts 02110

Ladies and Gentlemen:

We hereby consent to the filing, as exhibits to Post-Effective Amendment No. 2 to your Registration Statement on Form N-14 (File No. 333-253948), of our opinions, each dated May 24, 2021, addressed to you as to certain tax matters related to the acquisition of the assets of General Electric RSP U.S. Equity Fund by State Street U.S. Core Equity Fund and certain tax matters related to the acquisition of the assets of General Electric RSP Income Fund by State Street Income Fund.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP